Exhibit (J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Global Fund Series, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 33-44186 on Form N-1A of our report dated December 20, 2005, relating to the financial statements of Seligman Global Fund Series, Inc., appearing in the Annual Report to Shareholders of Seligman Global Fund Series, Inc. for the year ended October 31, 2005, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are part of such Registration Statement, and to the references to us under the captions "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


/S/DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

New York, New York
February 27, 2006